EXHIBIT 99.1

BPZ Energy, Inc.
Developing Energy - Providing Opportunities
Two Westlate - 580 Westlake Park Blvd, Suite 525 - Houston, TX 77079
Tel: (281) 556-6200 - Fax: (281) 556-6377
www.bpzenergy.com

Contact:	Manolo Zúñiga, President and CEO
Randall D. Keys, CFO
NEWS RELEASE	BPZ Energy, Inc.
FOR IMMEDIATE RELEASE	281-556-6200
www.bpzenergy.com

BPZ ENERGY FILES PETITION FOR JUDICIAL DISSOLUTION OF NFS

Houston – (PR Newswire) – February 14, 2006 – BPZ Energy, Inc. (BPZI) has filed a petition in the District Court of Arapahoe County, Colorado for the judicial dissolution of Navidec Financial Services, Inc. (“NFS”) and the appointment of a receiver for NFS.  BPZ is seeking this action on behalf of those shareholders entitled to the spin-off of NFS shares pursuant to the Merger Agreement with Navidec, Inc. dated July 8, 2004.  Despite the fact that the Merger was consummated in September 2004, the spin-off has not occurred and it appears highly unlikely or impossible that it will be completed.

BPZ is the record owner of approximately 65% of the common shares of NFS, although the pre-merger shareholders of Navidec, Inc. are the ultimate beneficiaries of the spin-off.  Accordingly, BPZ claims no beneficial interest in NFS.  The directors of BPZ believe that the liquidation of NFS and distribution of the net cash value to the beneficial owners is the most viable option to accomplish the intent of the spin-off and is the best financial alternative for such owners.  Additionally, they believe that the appointment of a receiver is necessary to independently manage and wind-up the affairs of NFS.

About BPZ Energy, Inc.

Houston-based BPZ Energy, Inc. is an oil and gas exploration, and production company with properties and projects in Peru and Ecuador.  The Company has an integrated gas-to-power strategy which envisions the development of large natural gas resources in Block Z-1 to supply a Company-owned power plant in Peru and sales of natural gas into Ecuador for third-party power generation. BPZ has exclusive rights and license agreements for oil and gas exploration and production that cover 100% ownership in approximately 2.7 million acres in three basins; the Tumbes, Talara and Lancones

Basins.  BPZ also owns a 10% working interest in the Santa Elena field, which produces over 2,000 barrels of oil per day in southwest Ecuador.

Forward-looking Statements

This Press Release contains forward-looking statements based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believes,” “plans” and other similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Such uncertainties include the outcome of the petition for judicial dissolution of NFS and any unexpected developments or normal uncertainties related to legal proceedings.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. We caution you not to place undue reliance on those statements.

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